Exhibit 99.1
Oxy Vinyls, LP and Subsidiaries
Consolidated Financial Statements
December 31, 2006 and 2005
(With Independent Auditors’ Report Thereon)

Report of Independent Registered Public Accounting Firm
To the Partners
Oxy Vinyls LP:
We have audited the accompanying consolidated balance sheets of Oxy Vinyls, LP and subsidiaries (the Partnership) as of December 31, 2006 and 2005, and the related consolidated statements of operations, changes in partners’ capital, and cash flows for each of the years in the three-year period ended December 31, 2006. These consolidated financial statements are the responsibility of the Partnership’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.
We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Partnership’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Oxy Vinyls, LP and subsidiaries as of December 31, 2006 and 2005, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2006, in conformity with U.S. generally accepted accounting principles.
As explained in Note 3 to the financial statements, effective July 1, 2005, the Partnership changed its method of accounting for share-based payments. Also, as explained in Note 3 to the financial statements, the Partnership changed its method of accounting for defined benefit pension and other postretirement plans effective December 31, 2006.
KPMG LLP
Dallas, Texas
February 28, 2007

OXY VINYLS, LP AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
December 31, 2006 and 2005
(Amounts in thousands)

	2006	2005
ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$517	$963
Trade receivables	223,925	248,979
Other receivables	6,432	11,747
Receivable from PolyOne Corporation, net	17,330	27,952
Inventories	130,171	166,721
Prepaid expenses	3,998	10,905

Total current assets	382,373	467,267

PROPERTY, PLANT AND EQUIPMENT, net	1,242,555	1,223,301

OTHER ASSETS, net	12,333	11,542

	$1,637,261	$1,702,110

LIABILITIES AND PARTNERS’ CAPITAL

CURRENT LIABILITIES:
Current maturities of long-term debt	$24,750	$8,250
Notes payable to Occidental Chemical Corporation	—	9,964
Current maturities of loans payable to Occidental Petroleum Investment Co.	8,982	13,700
Accounts payable	109,029	108,345
Accrued property taxes	15,815	17,525
Other accrued liabilities	66,928	69,978
Foreign income taxes payable	400	431
Payable to Occidental Chemical Corporation, net	25,307	47,767

Total current liabilities	251,211	275,960

LONG-TERM DEBT, net of current maturities	6,721	156,383

LOANS PAYABLE TO OCCIDENTAL PETROLEUM INVESTMENT CO., net of current maturities	115,890	120,342

POSTRETIREMENT BENEFIT OBLIGATIONS	42,958	29,469

ASSET RETIREMENT OBLIGATIONS	6,344	14,453

DEFERRED CREDITS AND OTHER LIABILITIES	8,170	7,747

COMMITMENTS AND CONTINGENCIES (NOTE 10)

MINORITY INTEREST IN OXYMAR	110,193	47,662

PARTNERS’ CAPITAL, INCLUDING ACCUMULATED OTHER COMPREHENSIVE LOSS	1,095,774	1,050,094

	$1,637,261	$1,702,110

The accompanying notes are an integral part of these consolidated financial statements.

OXY VINYLS, LP AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
For the Years Ended December 31, 2006 and 2005 and 2004
(Amounts in thousands)

	2006	2005	2004
REVENUES:

Net sales	$2,475,996	$2,501,986	$2,272,508

COSTS AND OTHER DEDUCTIONS:

Cost of sales	2,191,343	2,174,857	1,975,997

Selling, general and administrative and other operating expenses, net	30,757	26,609	29,447

Restructuring and asset writedowns	—	104,686	—

Gain on sale of assets	(18,899)	—	—

Interest expense, net	16,472	26,741	30,273

INCOME FROM OPERATIONS BEFORE MINORITY INTEREST AND TAXES	256,323	169,093	236,791

Minority interest	7,629	36,321	38,191

INCOME FROM OPERATIONS BEFORE TAXES	248,694	132,772	198,600

Provision for (benefit from) income taxes	4,079	2,921	(1,158)

NET INCOME	244,615	129,851	199,758

Other comprehensive loss on postretirement liability adjustment	(11,435)	—	—

COMPREHENSIVE INCOME	$233,180	$129,851	$199,758

The accompanying notes are an integral part of these consolidated financial statements.

OXY VINYLS, LP AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CHANGES IN PARTNERS’ CAPITAL
For the Years Ended December 31, 2005 and 2004 and 2003
(Amounts in thousands)

	Occidental		Occidental		1999 PVC
	PVC LP Inc.		PVC LLC		Partner Inc.		Total
							Partners’ Capital &
		Accumulated		Accumulated		Accumulated	Accumulated
		Other		Other		Other	Other
	Partner’s	Comprehensive	Partner’s	Comprehensive	Partner’s	Comprehensive	Comprehensive
	Capital	Loss	Capital	Loss	Capital	Loss	Loss
Balance at December 31, 2003	$765,951	$—	$10,213	$—	$245,104	$—	$1,021,268

Net income	149,818		1,998		47,942		199,758

Distributions to partners	(141,212)		(1,879)		(45,192)		(188,283)

Balance at December 31, 2004	774,557	—	10,332	—	247,854	—	1,032,743

Net income	97,388		1,298		31,165		129,851

Distributions to partners	(84,375)		(1,125)		(27,000)		(112,500)

Balance at December 31, 2005	787,570	—	10,505	—	252,019	—	1,050,094

Net income	183,461		2,446		58,708		244,615

Distributions to partners	(140,625)		(1,875)		(45,000)		(187,500)

Increase in liability for unfunded postretirement benefit obligation	—	(8,576)	—	(115)	—	(2,744)	(11,435)

Balance at December 31, 2006	$830,406	$(8,576)	$11,076	$(115)	$265,727	$(2,744)	$1,095,774

The accompanying notes are an integral part of these consolidated financial statements.

OXY VINYLS, LP AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
For the Years Ended December 31, 2006 and 2005 and 2004
(Amounts in thousands)

	2006	2005	2004
CASH FLOW FROM OPERATING ACTIVITIES:
Net income	$244,615	$129,851	$199,758
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	113,660	122,587	123,044
Decrease in deferred foreign income taxes	—	—	(3,099)
Minority interest	7,629	36,321	38,191
Other noncash charges to income	4,908	5,820	3,170
Loss on disposition of assets, net	8,524	9,414	11,442
Restructuring and asset writedowns	—	104,686	—
Gain on sale of assets	(18,899)	—	—
Premium on purchase of OxyMar bonds	1,087	—	—
Changes in operating assets and liabilities:
Decrease (increase) in trade and other receivables	30,369	(178,947)	(37,601)
Decrease (increase) in inventories	36,550	(33,933)	(13,862)
Decrease (increase) in prepaid expenses	6,907	(7,338)	(258)
Decrease (increase) in receivable from OXY Receivables Corporation	—	172,147	(13,175)
(Decrease) increase in accounts payable, property taxes and other accrued liabilities	(4,731)	(94)	37,871
(Decrease) increase in foreign income taxes payable	(31)	279	(406)
(Decrease) increase in payable to Occidental Chemical Corporation, net	(22,460)	(4,110)	13,349
Decrease (increase) in receivable from PolyOne Corporation, net	10,622	(28,995)	91
Other operating, net	(8,122)	(9,830)	(5,503)

Net cash provided by operating activities	410,628	317,858	353,012

CASH FLOW FROM INVESTING ACTIVITIES:
Capital expenditures	(136,135)	(87,786)	(90,767)
Proceeds from sale of Scotford facility and dry caustic business	11,348	—	—

Net cash used by investing activities	(124,787)	(87,786)	(90,767)

CASH FLOW FROM FINANCING ACTIVITIES:
Payments of long term-debt	(134,552)	—	—
Distributions to partners	(187,500)	(112,500)	(188,283)
Payment of notes to Occidental Chemical Corporation	(9,964)	—	—
Increase in minority interest in OxyMar due to capital contributions from OCC	54,901	—	—
Decrease in loans payable to Occidental Petroleum Investment Co.	(9,172)	(116,634)	(74,056)

Net cash used by financing activities	(286,287)	(229,134)	(262,339)

(Decrease) increase in cash and cash equivalents	(446)	938	(94)

Cash and cash equivalents, beginning of year	963	25	119

Cash and cash equivalents, end of year	$517	$963	$25

The accompanying notes are an integral part of these consolidated financial statements.

OXY VINYLS, LP AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2006 and 2005
(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES -
     Formation and operations -
          Oxy Vinyls, LP (“OxyVinyls” or the “Partnership”), a Delaware limited partnership, was formed on April 6, 1999, pursuant to a Limited Partnership Agreement among Occidental PVC LP, Inc. (the “Oxy Limited Partner”) and Occidental PVC, LLC (the “Oxy General Partner”), wholly-owned subsidiaries of Occidental Chemical Corporation (“OCC”) and 1999 PVC Partner Inc., (the “PolyOne Limited Partner”), a subsidiary of PolyOne Corporation (“PolyOne”). The contributions and related transactions described in this Note were effective, and the Partnership commenced operations, as of April 30, 1999, at which time the Limited Partnership Agreement was amended pursuant to a First Amended and Restated Limited Partnership Agreement dated as of April 30, 1999 (collectively with the Limited Partnership Agreement, the “Partnership Agreement”). Through the Oxy General Partner and the Oxy Limited Partner, OCC indirectly owns a 76 percent interest in the Partnership. OCC is an indirect, wholly-owned subsidiary of Occidental Petroleum Corporation (“OPC”). Through the PolyOne Limited Partner, PolyOne indirectly owns a 24 percent interest in the Partnership.
          The Partnership owns and operates polyvinyl chloride (“PVC”), vinyl chloride monomer (“VCM”) and chlor-alkali manufacturing facilities in the United States and Canada that were contributed on behalf of the Oxy General Partner and the Oxy Limited Partner by OCC, and on behalf of the PolyOne Limited Partner, by PolyOne. A 50 percent equity interest in OXYMAR (“OxyMar”), which was a Texas general partnership between Oxy VCM Corporation (“Oxy VCM”), an indirect wholly-owned subsidiary of OCC, and U.S. VCM Corporation (“U.S. VCM”), a wholly-owned subsidiary of Marubeni Corporation (“Marubeni”), a Japanese corporation, was contributed to the Partnership at formation through the merger of Oxy VCM into the Oxy General Partner and the subsequent transfer by the Oxy General Partner of its equity interest in OxyMar to the Partnership. Effective April 1, 2003, OxyVinyls consolidated OxyMar under the provisions of Financial Accounting Standards Board (“FASB”) Interpretation (“FIN”) No. 46, “Consolidation of Variable Interest Entities” (“FIN No. 46”). (See Principles of consolidation and minority interest section below and Notes 2 and 3.) As of April 30, 2004, Marubeni exercised its option to put its interest in OxyMar to OCC. (See Note 2.)
          Under terms of the Partnership Agreement, net income is allocated pro-rata among the partners based on their percentage ownership of the Partnership. Distributions to the partners and any additional cash contributions required by the Partnership are also based on the partners’ percentage ownership of the Partnership.
     Principles of consolidation and minority interest -
          The consolidated financial statements include the accounts of OxyVinyls, OxyMar (as discussed below), LaPorte Chemicals Corporation (“LaPorte”), OxyVinyls Export Sales LLC and OxyVinyls Canada Inc. (“OxyVinyls Canada”), whose functional currency is the U.S. dollar. All intercompany accounts and transactions have been eliminated.
          Before April 30, 2004, OxyMar was 21.4 percent owned by U.S. VCM, 50 percent owned by OxyVinyls, and 28.6 percent owned and operated by OCC. On April 30, 2004 when Marubeni exercised its option to put its remaining interest in OxyMar to OCC, OxyMar became 50 percent owned by OxyVinyls and 50 percent owned and operated by OCC. The consolidated financial statements include 100 percent of the accounts of OxyMar effective April 1, 2003. U.S. VCM’s 21.4 percent and OCC’s 28.6 percent interest in OxyMar and OxyMar’s results of operations from April 1, 2003 through April 30, 2004 have been reflected as a minority interest. Subsequent to April 30, 2004, OCC’s 50 percent interest in OxyMar and OxyMar’s results of operations have been reflected as a minority interest. (See Note 2.)

OXY VINYLS, LP AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2006 and 2005
(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES — (continued)
     Risks and uncertainties -
          The process of preparing consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires the use of estimates and assumptions regarding certain types of assets, liabilities, revenues and expenses. Such estimates primarily relate to unsettled transactions and events as of the date of the consolidated financial statements. Accordingly, upon settlement, actual results may differ from estimated amounts, but generally not by material amounts. Management believes that these estimates and assumptions provide a reasonable basis for the fair presentation of OxyVinyls’ financial position and results of operations.
          The carrying value of OxyVinyls’ property, plant and equipment (“PP&E”) is based on the cost incurred to acquire the PP&E, net of accumulated depreciation and any impairment charges. OxyVinyls performs impairment tests on its assets whenever events or changes in circumstances lead to a reduction in the estimated useful lives or estimated future cash flows that would indicate that the carrying amount may not be recoverable, or when management’s plans change with respect to those assets. Under the provisions of Statement of Financial Accounting Standards (“SFAS”) No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets” (“SFAS No. 144”), OxyVinyls must compare the undiscounted future cash flows of an asset to its carrying value. (See Note 6.)
          Since OxyVinyls’ major products are commodities, significant changes in the prices of chemical products could have a significant impact on OxyVinyls’ results of operations for any particular period. OxyVinyls also depends on feedstocks and energy to produce chemicals, both of which are commodities subject to significant price fluctuations. OxyVinyls had two major customers during the periods presented, which accounted for 28.2 percent, 28.0 percent and 23.8 percent of total sales for the years ended December 31, 2006, 2005, and 2004, respectively. OxyVinyls’ receivable from these two customers was approximately $58 million and $77 million at December 31, 2006 and 2005, respectively.
          Substantially all key raw materials are supplied by related parties. (See Note 14.)
     Revenue recognition -
          Revenue from product sales is recognized after the product is shipped and title has passed to the customer. Prices are fixed at the time of shipment. Customer incentive programs provide for payments or credits to be made to customers based on the volume of product purchased over a defined period. Total customer incentive payments over a given period are estimated and recorded as a reduction to revenue ratably over the contract period. Such estimates are evaluated and revised as warranted.
     Income taxes -
          The Partnership is generally not subject to income taxes except for Canadian income taxes related to its consolidated subsidiary, OxyVinyls Canada, as well as certain U.S. state and federal income taxes associated with OxyVinyls’ wholly-owned subsidiary, LaPorte. In addition, OxyVinyls is subject to the Texas Legislature’s House Bill 3 (“Texas Margin Tax”) which was enacted in May 2006. (See Note 13.)
          The Partnership follows SFAS No. 109, “Accounting for Income Taxes”, pursuant to which the liability method is used in accounting for taxes. Under this method, deferred tax assets and liabilities are determined based on differences between financial reporting and tax basis of assets and liabilities, and are measured using the enacted tax rates and regulations that will be in effect when the differences are expected to reverse.

OXY VINYLS, LP AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2006 and 2005
(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES — (continued)
     Foreign currency transactions -
          The functional currency applicable to OxyVinyls’ Canadian operations is the U.S. dollar since cash transactions are principally denominated in U.S. dollars. The effect of exchange rate changes on transactions denominated in nonfunctional currencies generated a gain (loss) of $4.0 million, $(.3) million and $(.7) million for the years ended December 31, 2006, 2005 and 2004, respectively.
     Cash and cash equivalents -
          Cash equivalents consist of highly liquid certificates of deposits with initial maturities of three months or less.
          Interest income on deposits with unrelated parties was $.1 million in each of the years ended December 31, 2006 and 2005.
          Cash overdrafts are reclassified to other accrued liabilities and amounted to $8.1 million and $7.1 million as of December 31, 2006 and 2005, respectively.
     Other assets -
          Other assets are net of accumulated amortization and include certain tangible assets and deferred charges that are amortized over the estimated periods to be benefited (three to ten years).
     Major maintenance expenditures -
          OxyVinyls uses the accrue-in-advance method to account for major maintenance turnaround expenditures. Under this method, an estimate is made of the costs expected to be incurred in connection with the next planned major maintenance shutdown. That estimate is then accrued on a straight-line basis over the period of time until the next planned major maintenance shutdown occurs. The liability for major maintenance turnaround expenditures included in other accrued liabilities was $16.5 million and $19.9 million as of December 31, 2006 and 2005, respectively. Effective January 1, 2007, OxyVinyls will change the accounting method for major maintenance turnaround expenditures to the deferral method. (See Note 3.)
     Asset retirement obligations -
          In accordance with SFAS No. 143, “Accounting for Asset Retirement Obligations” (“SFAS No. 143”), OxyVinyls recognizes the fair value of a liability for an asset retirement obligation in the period in which the liability is incurred or becomes reasonably estimable and if there is a legal obligation to dismantle the asset and reclaim or remediate the property at the end of its useful life. The liability amounts are based on future retirement cost estimates and incorporate many assumptions such as time to abandonment, future inflation rates and the adjusted risk free rate of interest. When the liability is initially recorded, OxyVinyls capitalizes the cost by increasing the related property, plant and equipment balances. Over time the liability is increased and expense is recognized for the change in its present value, and the initial capitalized cost is depreciated over the useful life of the asset. No market risk premium has been included in OxyVinyls’ liability since no reliable estimate can be made at this time. (See Note 3, FIN No. 47, “Accounting for Conditional Asset Retirement Obligations” (“FIN No. 47”).)

OXY VINYLS, LP AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2006 and 2005
(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES — (continued)
     Asset retirement obligations — (continued)
          The following table summarizes the activity of the asset retirement obligation for the years ended December 31, (in thousands):

	2006	2005
Beginning balance	$14,453	$13,316
Liabilities settled	(1,179)	—
Accretion expense	626	926
Divestitures	(7,861)	—
Revisions to estimated cash flows	305	211

Ending balance	$6,344	$14,453

     Exchanges -
          Finished product exchange transactions, which involve homogeneous commodities held for sale in the ordinary course in the same line of business and do not involve the payment or receipt of cash, are not accounted for as purchases and sales. Any resulting volumetric exchange balances are accounted for as inventory in accordance with established inventory valuation policy.
     Research and development costs -
          Research and development costs, which are charged to selling, general and administrative and other operating expenses as incurred, were $2.9 million, $3.0 million and $3.4 million for the years ended December 31, 2006, 2005 and 2004, respectively.
     Supplemental cash flow information -
          Cash payments for income taxes totaled $1.5 million, $3.0 million and $2.3 million during the years ended December 31, 2006, 2005 and 2004, respectively. Net interest paid totaled $18.3 million, $30.4 million and $31.0 million during the years ended December 31, 2006, 2005 and 2004, respectively.
          During the year ended December 31, 2004, OxyVinyls sold trade receivables to an affiliate, OXY Receivables Corporation (“ORC”). (See Note 4.)
     Fair value of financial instruments -
          OxyVinyls values financial instruments as required by SFAS No. 107, “Disclosures about Fair Value of Financial Instruments”. The carrying amounts of cash and cash equivalents approximate fair value because of the short maturity of those instruments. OxyVinyls estimates the fair value of its long-term debt based on the quoted market prices for the same or similar issues or on the yields offered to OxyVinyls for debt of similar rating and similar remaining maturities. The estimated fair value of OxyVinyls’ note payable to OCC was approximately $10.0 million at December 31, 2005, compared with a carrying value of $10.0 million at December 31, 2005. The note was paid to OCC in November 2006. (See Note 7.) The estimated fair value of OxyMar’s bonds referenced in Note 7 was $32.1 million and $193.2 million at December 31, 2006 and 2005, respectively, compared with a carrying value of $31.5 million and $164.6 million December 31, 2006 and 2005, respectively. The carrying value of all other financial instruments approximates fair value.

OXY VINYLS, LP AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2006 and 2005
(2) OXYMAR -
          OxyMar is a partnership that is 50 percent owned by OxyVinyls and 50 percent owned by Oxy VCM, LP, an indirectly wholly-owned subsidiary of OCC. OxyMar owns a VCM manufacturing facility at Ingleside, Texas, which is operated on OxyMar’s behalf by OCC pursuant to an operating agreement. OxyMar is not subject to federal income taxes because its income is directly reportable by the individual partners. OxyVinyls accounted for its investment in OxyMar using the equity method of accounting until April 1, 2003 when OxyMar was consolidated under FIN No. 46. (See Consolidation of OxyMar below.)
     Equity investment -
          In 2000, U.S. VCM transferred 28.6 percent of its ownership of OxyMar to Oxy VCM, LP. In connection with this transfer, OxyVinyls, Oxy VCM, LP and U.S. VCM entered into the Second Amended and Restated Partnership Agreement (“OxyMar Partnership Agreement”), which pertains to the ownership and operation of OxyMar. Pursuant to the OxyMar Partnership Agreement, U.S. VCM and OxyVinyls retained 50/50 management control of OxyMar.
          On April 30, 2004, Marubeni exercised its option to transfer its remaining 21.4 percent interest in OxyMar by paying $19.5 million to OCC. In connection with the transfer, OPC accepted the assignment of Marubeni’s guarantee of OxyMar’s debt. Because all the OxyMar debt was already consolidated in OxyVinyls’ financial statements with the adoption of the FIN No. 46, the exercise of the option did not have a material effect on OxyVinyls’ financial position or results of operations.
          The percentage ownership interest held by each partner of OxyMar is:

From November 29, 2000 through April 30, 2004		Subsequent to April 30, 2004
OxyVinyls	50.0 percent	OxyVinyls	50.0 percent
Oxy VCM, LP	28.6 percent	Oxy VCM, LP	50.0 percent
U.S. VCM	21.4 percent	U.S. VCM	—
          Under the terms of the Third Amended and Restated Partnership Agreement effective April 30, 2004, net income is allocated among the partners pro-rata based on their percentage interest in the results of OxyMar. Distributions to the partners are also based on the partners’ percentage interest in OxyMar.
     Consolidation of OxyMar -
          In January 2003, the FASB issued FIN No. 46, which requires a company to consolidate a variable interest entity (“VIE”) if it is designated as the primary beneficiary of that entity even if the company does not have a majority of the VIE’s voting interests. A VIE is generally defined as an entity whose equity is unable to finance its activities or whose owners lack the risks and rewards of ownership. The statement also imposes disclosure requirements for all the VIEs of a company, even if the company is not the primary beneficiary. The provisions of this statement apply at inception for any entity created after January 31, 2003. OxyVinyls adopted the provisions of FIN No. 46 for its existing entities on April 1, 2003, which resulted in the consolidation of its OxyMar investment. As a result of the OxyMar consolidation, assets increased by approximately $373 million, liabilities increased by approximately $399 million and minority interest of a negative $27 million was recorded. There was no material effect on net income as a result of the consolidation.

OXY VINYLS, LP AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2006 and 2005
(2) OXYMAR — (continued)
     Consolidation of OxyMar — (continued)
     Unrealized profits on inventory purchased from OxyMar prior to the consolidation of OxyMar were deferred by OxyVinyls based on its ownership percentage and were recognized upon the ultimate sale to an unaffiliated customer. All intercompany accounts and transactions between OxyVinyls and OxyMar have been eliminated.
(3) ACCOUNTING CHANGES -
     Future accounting changes -
          In September 2006, the FASB issued FASB Staff Position (“FSP”) AUG AIR-1, “Accounting for Planned Major Maintenance Activities” (FSP AUG AIR-1”). This FSP prohibits the use of the accrue-in-advance method of accounting for planned major maintenance activities in annual and interim financial reporting periods. FSP AUG AIR-1 is effective for the first fiscal year beginning after December 15, 2006. OxyVinyls will adopt FSP AUG AIR-1 in the first quarter of 2007, on a retrospective basis, and will use the deferral method of accounting for planned major maintenance. The effect on OxyVinyls’ financial statements upon adoption will be an increase of $38.3 million in other assets, a decrease of $12.3 million in accrued liabilities, an increase of $4.2 million in minority interest and an increase of $46.4 million in partners’ capital.
          In September 2006, the FASB issued SFAS No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans — an amendment of FASB Statements No. 87, 88, 106, and 132(R)” (“SFAS No. 158”). This Statement requires an employer to recognize the overfunded or underfunded amounts of its defined benefit pension and postretirement plans as an asset or liability and recognize changes in the funded status of these plans in the year in which the changes occur through other comprehensive income (“OCI”) if they are not recognized in the income statement. The Statement also requires a company to use the date of its fiscal year-end to measure the plans. The recognition and disclosure provisions of SFAS No. 158 are effective for the fiscal years ending after December 15, 2006. The requirement to use the fiscal year-end as the measurement date is effective for fiscal years ending after December 15, 2008. OxyVinyls adopted this Statement on December 31, 2006, and as a result, recorded an $11.4 million reduction in accumulated OCI and a corresponding increase in liabilities. (See Note 12.)
          In June 2006, the FASB issued FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes, an interpretation of FASB Statement No. 109” (“FIN No. 48). This interpretation specifies that benefits from tax positions should be recognized in the financial statements only when it is more-likely-than-not that the tax position will be sustained upon examination by the appropriate taxing authority having full knowledge of all relevant information. A tax position meeting the more-likely-than-not recognition threshold should be measured at the largest amount of benefit for which the likelihood of realization upon ultimate settlement exceeds 50 percent. It also requires additional disclosures related to these tax provisions. FIN No. 48 is effective for fiscal years beginning after December 15, 2006. OxyVinyls will adopt FIN No. 48 in the first quarter of 2007 and expects there will not be a material effect on the financial statements upon adoption.
          In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements” (“SFAS No. 157”), which establishes a framework for measuring fair value and expands disclosures about fair value measurements. SFAS No. 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007. OxyVinyls is currently assessing the effect of SFAS No. 157 on its financial statements.

OXY VINYLS, LP AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2006 and 2005
(3) ACCOUNTING CHANGES — (continued)
     Recently adopted accounting changes -
          In September 2006, the Securities and Exchange Commission issued Staff Accounting Bulletin (“SAB”) 108, “Financial Statements — Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements” (“SAB 108”). SAB 108 requires quantification of the impact of all prior year misstatements from both an income statement and a balance sheet perspective to determine if the misstatements are material. SAB 108 is effective for financial statements issued for fiscal years ending after November 15, 2006. OxyVinyls adopted SAB 108 effective December 31, 2006, and there was no material effect on the financial statements upon adoption.
          In September 2005, the Emerging Issues Task Force (“EITF”) finalized the provisions of EITF Issue No. 04-13, “Accounting for Purchases and Sales of Inventory with the Same Counterparty” (“EITF No. 04-13”), which provides accounting guidance about whether buy/sell arrangements should be accounted for at historical cost and whether these arrangements should be reported on a gross or net basis. Buy/sell arrangements typically are contractual arrangements where the buy and sell agreements are entered into in contemplation of one another with the same counterparty. OxyVinyls reports all buy/sell arrangements on a net basis and at historical cost. This Issue was effective in the first interim period beginning after March 15, 2006. OxyVinyls prospectively adopted this Issue in the second quarter of 2006 and there was no material effect on the financial statements upon adoption.
          Certain OxyVinyls executives participate in OPC stock-based incentive plans that are described in Note 11. On July 1, 2005, OPC early adopted the fair value recognition provisions of SFAS No. 123R, “Share-Based Payments” (“SFAS No. 123R”), under the modified prospective transition method. Prior to July 1, 2005, OPC applied the Accounting Principles Board (APB) Opinion No. 25 intrinsic value accounting method for its stock incentive plans. Under the modified prospective transition method, the fair value recognition provisions apply only to new awards or awards modified after July 1, 2005. Additionally, the fair value of existing unvested awards at the date of adoption is recorded in compensation expense over the remaining requisite service period. OPC adopted this statement in the third quarter of 2005 and the adoption did not have a material impact on the consolidated financial statements of OxyVinyls. (See Note 11.)
          In March 2005, the FASB issued FIN No. 47, “Accounting for Conditional Asset Retirement Obligations”. FIN No. 47 specifies the accounting treatment for conditional asset retirement obligations under the provisions of SFAS No. 143. FIN No. 47 is effective no later than the end of fiscal years ending after December 15, 2005. OxyVinyls has identified conditional asset retirement obligations at a certain number of its facilities that are related mainly to plant decommissioning. Under FIN No. 47, which OxyVinyls adopted on December 31, 2005, OxyVinyls is required to record the fair value of these conditional liabilities if they can be reasonably estimated. However, OxyVinyls believes that there is an indeterminate settlement date for these asset retirement obligations because the range of time over which OxyVinyls may settle these obligations is unknown or cannot be estimated. Therefore, OxyVinyls cannot reasonably estimate the fair value of these liabilities. OxyVinyls will recognize these conditional asset retirement obligations in the period in which sufficient information becomes available to reasonably estimate their fair values.
          In November 2004, the FASB issued SFAS No. 151, “Inventory Costs, an amendment of FASB Accounting Research Bulletin No. 43, Chapter 4” (“SFAS No. 151”). SFAS No. 151 clarifies the accounting treatment for various inventory costs and overhead allocations. SFAS No. 151 is effective for inventory costs incurred after July 1, 2005. OxyVinyls adopted this statement in the third quarter of 2005 and it did not have a material effect on the financial statements when adopted.

OXY VINYLS, LP AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2006 and 2005
(4) TRADE RECEIVABLES -
          During the first quarter of 2005 and the year ended December 31, 2004, OxyVinyls sold trade receivables originated by it to ORC under a revolving sale program in connection with the sale of an undivided ownership interest in such receivables by ORC. Receivables sold did not include OxyVinyls’ export sales or any OxyMar receivables. OxyVinyls served as the collection agent with respect to the receivables sold. An interest in new receivables was sold monthly in noncash transactions representing the net difference between newly created receivables and collections made from customers. The net receivables balance sold was $172 million as of December 31, 2004. OxyVinyls discontinued the sale of its receivables to ORC on April 1, 2005.
(5) INVENTORIES -
          Inventories are valued at the lower of cost or market. The last-in, first-out (“LIFO”) method was used to determine the cost of $81 million and $66 million of OxyVinyls’ U.S. inventories at December 31, 2006 and 2005, respectively. The remaining inventories in Canada and OxyMar are accounted for using the first-in, first-out (“FIFO”) and weighted-average-cost methods. Inventories consisted of the following at December 31, (in thousands):

	2006	2005
Raw materials	$22,892	$39,822
Materials and supplies	18,066	17,129
Finished goods	134,677	179,837

	175,635	236,788
LIFO and lower of cost or market reserve	(45,464)	(70,067)

Total inventories	$130,171	$166,721

          In 2006 there was an increment of LIFO inventory quantities resulting from higher PVC and VCM volumes compared to 2005. In 2005 there was a liquidation of LIFO inventory quantities carried at different costs in prior years as compared with the cost of 2005 purchases, the effect of which decreased cost of sales by approximately $7.6 million.
(6) PROPERTY, PLANT AND EQUIPMENT -
          Property additions and major renewals and improvements are capitalized at cost. Interest costs incurred in connection with major capital expenditures are capitalized and depreciated over the lives of the related assets. OxyVinyls capitalized $2.7 million and $4.2 million of interest during the years ended December 31, 2006 and 2005, respectively.
          The estimated useful lives of OxyVinyls’ assets, which range from three years to 50 years, are used to compute depreciation expense and are also used in impairment tests. The estimated useful lives used for the facilities are based on the assumption that OxyVinyls will provide an appropriate level of annual expenditures to ensure that productive capacity is maintained. Without these continued expenditures, the useful lives of these plants could significantly decrease. Other factors that could change the estimated useful lives of OxyVinyls’ plants include sustained higher or lower product prices, which are particularly affected by both domestic and foreign competition, feedstock costs, energy prices, environmental regulations, competition and technological changes.

OXY VINYLS, LP AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2006 and 2005
(6) PROPERTY, PLANT AND EQUIPMENT — (continued)
          OxyVinyls performs impairment tests on its assets whenever events or changes in circumstances lead to a reduction in the estimated useful lives or estimated future cash flows that would indicate that its carrying amount may not be recoverable, or when management’s plans change with respect to those assets. Under the provisions of SFAS No. 144, OxyVinyls compares the undiscounted future cash flows of an asset to its carrying value. The key factors that could significantly affect future cash flows are future product prices, which are particularly affected by both domestic and foreign competition, feedstock costs, energy costs, regulations and remaining estimated useful life. Impaired assets are written down to their estimated fair values.
          Due to a temporary decrease in demand for some of its products, OxyVinyls temporarily idled a chlor-alkali plant in December 2001. During the third quarter of 2005, OxyVinyls reviewed all of its assets and decided to close its least competitive plants and upgrade certain remaining operations. As a result of this review, OxyVinyls recorded a $92.5 million charge for the write-off of the previously idled chlor-alkali facility. (See Note 15.)
          OxyMar receives steam from an adjacent cogeneration facility through an affiliate of OCC. OxyMar had maintained steam boilers as a backup source of steam in the event that the cogeneration facility was unable to provide steam for VCM facility. Management determined that it was no longer necessary to maintain the boilers in a stand-by condition as a backup source of steam due to the proven reliability of the cogeneration facility. The remaining net book value of the steam boilers, $3.0 million, was written off in the third quarter of 2005.
          On December 2, 2005, OxyVinyls formally announced that the OxyVinyls PVC plant in Scotford, Alberta would close at the end of January 2006. At December 31, 2005, the remaining net book value of the Scotford plant was $.3 million. In 2006, the Scotford facility was sold and OxyVinyls recognized a gain of $16.9 million. (See Note 16.)
          OxyVinyls’ plants are depreciated using either the unit-of-production or straight-line method based upon the estimated useful life of the facilities.
          Property, plant and equipment consisted of the following at December 31, (in thousands):

	2006	2005
Land and land improvements	$48,862	$48,806
Buildings	71,523	71,430
Machinery and equipment	2,110,426	2,032,851
Construction in progress	93,046	70,164

	2,323,857	2,223,251
Accumulated depreciation	(1,081,302)	(999,950)

Property, plant and equipment, net	$1,242,555	$1,223,301

OXY VINYLS, LP AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2006 and 2005
(7) LONG-TERM DEBT AND NOTE PAYABLE TO OCCIDENTAL CHEMICAL CORPORATION -
          A note payable to OCC of $10.0 million, which carried an interest rate of 4.2 percent, was paid to OCC on November 1, 2006. Interest expense related to the note payable to OCC was $.3 million, $.4 million and $.4 million for the years ended December 31, 2006, 2005 and 2004.
          In 1996, OxyMar issued bonds with an aggregate principal amount of $165 million which bear interest at 7.5 percent per year and are due in 2016 (the “Bonds”). Proceeds, net of amortizable financing fees and original issue discount, totaled $163.3 million. Semiannual interest payments are due on February 15 and August 15.
          OPC unconditionally guarantees OxyMar’s obligation to pay interest and principal on the Bonds. OPC had purchased $108.7 million of the Bonds as of December 31, 2005. During the second quarter of 2006, OxyMar retired the Bonds purchased by OPC in the amount of $108.7 million through capital contributions from its partners. As part of this transaction, OPC loaned $54.9 million to OxyVinyls, who in turn contributed the $54.9 million to OxyMar for use in retiring the Bonds. (See Note 8.)
          OxyMar was obligated to make semiannual principal repayments on the Bonds of a minimum of $8.3 million beginning August 2006. OxyMar opted to pay additional principal on August 15, 2006 and the total principal payment was $24.7 million. OxyMar has also opted to pay $24.7 million in principal payments on February 15, 2007, which is shown as a current liability on the accompanying balance sheet. The remaining $6.7 million in Bond principal outstanding is due in February 2016.
          Interest expense related to the Bonds was $7.3 million for the year ended December 31, 2006 and $12.4 million for each of the years ended December 31, 2005 and 2004.
(8) CASH MANAGEMENT AND CREDIT AND DEPOSIT FACILITIES AGREEMENTS WITH OPC -
          OxyVinyls participates in OPC’s centralized cash management system for its domestic operations through OPC’s affiliate, Occidental Petroleum Investment Co. (“OPIC”), and maintains a concentration account to collect cash receipts and fund disbursements. OPIC funds any negative cash balances and collects any excess cash balances on a daily basis in the concentration account under the terms of a Cash Management and Credit and Deposit Facilities Agreement between OPIC and OxyVinyls (the “Agreement”).
          Under the terms of the Agreement, OPIC committed to loan OxyVinyls, on a revolving basis, up to $104 million. A new Cash Management and Credit and Deposit Facilities Agreement (the “New Agreement”), replaced the original Agreement in 2003, which was subsequently replaced by the First Amended and Restated Cash Management and Credit and Deposit Facilities Agreement (the “Amended Agreement”) as of May 1, 2006. As of December 31, 2006 and 2005, the balance of loans payable to OPIC was $.1 million and $5.8 million, respectively, and, including interest, has been recorded as Loans Payable to OPIC, net in the accompanying consolidated balance sheets. OPIC will not require repayment of the aggregate principal amount due from OxyVinyls under the Amended Agreement prior to January 1, 2008.

OXY VINYLS, LP AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2006 and 2005
(8) CASH MANAGEMENT AND CREDIT AND DEPOSIT FACILITIES AGREEMENTS WITH OPC — (continued)
          Through April 25, 2004, loans payable to OPIC accrued interest at the one-month London Interbank Offered Rate (“LIBOR”) plus a margin rate on loans payable to OPIC of 350 basis points. Loans receivable from OPIC accrued interest at the one-month LIBOR. The first amendment to the New Agreement, in effect from April 26, 2004 through April 30, 2006, increased the margin to 500 basis points. The Amended Agreement changed the margin rate to 400 basis points effective May 1, 2006. Net interest income was $4.0 million, $.8 million and $1.2 million for the years ended December 31, 2006, 2005 and 2004, respectively. There were no fees payable to OPC for the years ended December 31, 2006, 2005 or 2004.
          In June 2002, OPIC provided an additional loan of $13.7 million under an amendment to the Agreement with repayment required upon the earliest of the Deer Park, Texas chlor-alkali plant restart, termination of the credit facility or December 31, 2006. This loan bore interest consistent with the terms of the New Agreement. At December 31, 2005, the outstanding loan balance of $13.7 million was reflected in current liabilities. In June 2006, OxyVinyls paid OPIC $13.7 million to retire the loan. Interest expense was $.6 million, $1.2 million and $.8 million for the years ended December 31, 2006, 2005 and 2004, respectively.
          In April 2003, OPIC provided a loan of $179.6 million (the “LaPorte Loan”) to fund the purchase of the leased LaPorte VCM plant. Under terms of the Amended Agreement, mandatory prepayment of outstanding debt is required when distributable cash is available, at an amount equal to 25 percent of distributable cash. OxyVinyls prepaid $46.9 million during 2004, $37.5 million during 2005, and $62.5 million during 2006, which reduced the LaPorte Loan balance to $32.7 million. At December 31, 2006 and 2005, the outstanding loan balance of $32.7 million and $95.2 million, respectively, was included in Loans Payable to OPIC, net. Under the Amended Agreement, the due date is May 1, 2007. OPIC will not require repayment of the $32.7 million in aggregate principal amount due from OxyVinyls under the LaPorte Loan prior to January 1, 2008. The LaPorte Loan accrues interest under the same terms as the revolving credit facility above. Interest expense was $7.0 million, $10.2 million and $10.3 million for the years ended December 31, 2006, 2005 and 2004, respectively.
          On June 16, 2006, OxyVinyls borrowed an additional $54.9 million from OPIC (the “OBR Loan”) under the terms of the Amended Agreement. The outstanding principal accrues interest at 6.2 percent per annum. The first principal payment of $9.0 million is payable to OPIC in August 2007, and is included in the current liabilities section of the accompanying consolidated balance sheets. The remaining OBR Loan balance of $45.9 million is included in Loans Payable to OPIC, net. Remaining principal payments on the OBR Loan are scheduled as follows (in millions):

February 2008	$12.4
August 2008	12.4
February 2009	12.4
August 2009	8.7
          The Amended Agreement may be terminated at any time by OxyVinyls or after January 1, 2008 by OPIC, at which date any outstanding loans and any accrued interest and fees payable become due.

OXY VINYLS, LP AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2006 and 2005
(8) CASH MANAGEMENT AND CREDIT AND DEPOSIT FACILITIES AGREEMENTS WITH OPC — (continued)
          OxyMar also participates in OPC’s centralized cash management system through OPIC. Under the terms of a Cash Management and Credit Facilities Agreement (the “Original Agreement”) with OxyMar, OPIC makes loans each business day in an amount equal to the funds required to eliminate any negative balance in OxyMar’s bank account plus any payments due to OPIC. In addition, OxyMar transfers any excess funds at the end of each business day from its bank account to OPIC. The Original Agreement and subsequent amendments were replaced by the First Amended and Restated Cash Management and Credit and Deposit Facilities Agreement (the “OPIC Revolver”) effective May 1, 2006. The credit facility limit was $150 million at December 31, 2006. The termination date of the OPIC Revolver is May 1, 2007. OPIC will not require the repayment of the $37.2 million in aggregate principal amount due from OxyMar under the OPIC Revolver prior to January 1, 2008. The outstanding loan from OPIC of $37.2 million at December 31, 2006 was included in Loans Payable to OPIC, net. Interest is calculated at the LIBOR rate plus the applicable credit facility margin, which was 400 basis points as of December 31, 2006. Interest expense on the OPIC Revolver was $3.8 million, $7.4 million and $8.6 million for the years ended December 31, 2006, 2005 and 2004, respectively.
(9) ENVIRONMENTAL LIABILITIES -
          OxyVinyls voluntarily entered into a consent decree with the U.S. Environmental Protection Agency, the State of New Jersey and the Louisville Metropolitan Air Pollution Control District regarding contested compliance allegations at four manufacturing facilities. The decree was entered by the U.S. District Court for the Northern District of Texas in July 2006. Under the terms of the decree, OxyVinyls paid penalties of approximately $.3 million in August 2006 to resolve alleged state and federal law violations, and paid $.1 million in October 2006 toward a dust control study in New Jersey as a supplemental environmental project. In addition, OxyVinyls is undertaking emission reduction projects expected to reduce vinyl chloride emissions at a cost of approximately $1.1 million as supplemental environmental projects under the decree.
          Pursuant to the terms of the asset contribution agreements with OxyVinyls, each partner is responsible for the environmental remediation costs and associated claims arising out of, in connection with or relating to conditions that existed prior to the formation of OxyVinyls with respect to the assets contributed by that partner. This responsibility extends to, among other things, environmental remediation of conditions identified before forming OxyVinyls and conditions first identified within ten years after the formation date, except to the extent, if any, that OxyVinyls exacerbates or accelerates the condition as provided in the contribution agreements. OxyVinyls has not created environmental conditions that currently require ongoing remediation pursuant to applicable laws, and has not exacerbated or accelerated any such environmental conditions. Since May 1, 1999, OxyVinyls has manufactured, processed, handled, used, reused, recycled, treated, stored and/or disposed of materials at or from its facilities in the ordinary course of its business. The possibility that the actions of OxyVinyls may require future remediation at any particular site is currently considered remote. Since OxyVinyls itself has no environmental remediation responsibilities that are probable and can be reasonably estimated, no accrual by OxyVinyls for environmental remediation is warranted.

OXY VINYLS, LP AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2006 and 2005
(10) COMMITMENTS AND CONTINGENCIES -
     Leases -
          At December 31, 2006, future net minimum rental commitments under noncancelable operating leases with terms in excess of one year are as follows (in thousands):

2007	$18,863
2008	18,313
2009	15,782
2010	12,861
2011	6,704
Thereafter	10,687

$83,210

          OxyVinyls has commitments for guaranteed residual values on leased equipment that totaled approximately $6.6 million as of December 31, 2006.
          Rent expense was approximately $21.8 million, $19.1 million and $19.2 million for the years ended December 31, 2006, 2005 and 2004, respectively, and is included in cost of sales and selling, general and administrative and other operating expenses, net in the consolidated statements of operations.
     Other -
          OxyVinyls has certain other contractual commitments to purchase electrical power, raw materials and other obligations, all in the ordinary course of business and at market prices.
          The Partnership also becomes involved in certain legal proceedings in the normal course of business. Management believes that the outcome of such matters will not significantly affect the Partnership’s consolidated financial position or results of operations.
          Also see Notes 1 and 13 related to income taxes and Notes 7, 8 and 14 regarding related parties.
(11) STOCK-BASED INCENTIVE PLANS -
          Certain OxyVinyls executives and senior managers participate in several OPC plans that provide for stock-based awards in the form of options, restricted stock (“RSUs”), stock appreciation rights (“SARs”), performance stock awards (“PSAs”) and dividend equivalents.

OXY VINYLS, LP AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2006 and 2005
(11) STOCK-BASED INCENTIVE PLANS — (continued)
          As discussed in Note 3, on July 1, 2005, OPC changed its method of accounting for stock-based compensation from the APB Opinion No. 25 intrinsic value accounting method to the fair value recognition provisions of SFAS No. 123R. Prior to July 1, 2005, OxyVinyls had already been expensing its SARs, RSUs and PSAs charges from OPC. On July 1, 2005, OxyVinyls began expensing its OPC options and recording compensation expense for all other OPC stock-based incentive awards using fair value amounts on the date of grant in accordance with SFAS No. 123R. OPC measures the fair values of options and stock settled SARs on the date of grant using the Black-Scholes option valuation model. The fair values of the stock-settled portions of PSAs are measured on the date of grant using a Monte Carlo simulation model. The fair values of the underlying OPC stock as of the grant dates of the PSAs granted in 2006 and 2005 were $39.94 and $29.18, respectively. The fair value of the cash-settled portion of PSAs is also estimated using a Monte Carlo simulation model each quarter, through vesting, using updated assumptions. Change in the fair value of the cash-settled portion of the PSAs are recorded as compensation expense. The adoption of SFAS No. 123R did not have a material impact on the consolidated financial statements of OxyVinyls.
          OxyVinyls was charged by OPC and recognized compensation expenses for stock-based incentive plans of $5.2 million, $4.8 million and $.6 million during the years ended December 31, 2006, 2005 and 2004, respectively. As of December 31, 2006 and 2005, there was $4.6 million and $5.3 million, respectively, of unrecognized compensation expense related to all unvested stock-based incentive award grants. This expense is expected to be recognized over a weighted average period of 2.1 years.
          The difference between compensation expense recorded by OxyVinyls using the intrinsic value method and the fair value method using SFAS No. 123R for the six months ended June 30, 2005 and the year ended December 31, 2004 was not significant.
(12) RETIREMENT PLANS AND POSTRETIREMENT BENEFITS -
          OxyVinyls participates in various defined contribution retirement plans that provide for periodic contributions by OxyVinyls based on plan-specific criteria, such as base pay, age level and/or employee contributions. Certain salaried employees participate in a supplemental retirement plan that provides restoration of benefits lost due to governmental limitations on qualified retirement benefits. The accrued liabilities for the supplemental retirement plan were $1.0 million at each of December 31, 2006 and 2005. OxyVinyls expensed approximately $6.3 million during each of 2006, 2005 and 2004 under the provisions of these defined contribution and supplemental retirement plans.
          OxyVinyls provides medical and dental benefits and life insurance coverage for certain active, retired and disabled employees and their eligible dependents. The benefits generally are funded by OxyVinyls as the benefits are paid during the year. The cost of providing these benefits is based on claims filed and insurance premiums paid for the period. The total benefit costs, including the postretirement costs, were approximately $9.0 million in 2006, $9.0 million in 2005, and $9.1 million in 2004.

OXY VINYLS, LP AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2006 and 2005
(12) RETIREMENT PLANS AND POSTRETIREMENT BENEFITS — (continued)
          As discussed in Note 3, on December 31, 2006, OxyVinyls adopted the provisions of SFAS No. 158. This statement requires the employer to recognize the over-funded or under-funded amounts of its defined benefit and other postretirement plans as an asset or liability in its balance sheet and recognize changes in the funded status of these plans in the year in which the changes occur through OCI if they are not recognized in the income statement. The statement also requires companies to use the date of its fiscal year-end to measure the plans. The following table shows the effect of adopting the provisions of SFAS No. 158 on the consolidated balance sheets:

Debit/(Credit)
For the year ended December 31, 2006, (in thousands):
Accrued liabilities	$(11,435)
Accumulated OCI	$11,435
Obligations and Funded Status -
          OxyVinyls uses a measurement date of December 31 for postretirement benefit plans.

	2006	2005
For the years ended December 31, (in thousands):
Changes in benefit obligation:
Benefit obligation — beginning of year	$35,851	$32,819
Service cost — benefits earned during the period	851	881
Interest cost on projected benefit obligation	2,004	1,792
Actuarial loss	1,093	1,531
Benefits paid	(1,145)	(1,172)

Benefit obligation — end of year	$38,654	$35,851

Funded status:
Unfunded obligation	$(38,654)	$(35,851)
Unrecognized net loss	—	11,229

Net amount recognized	$(38,654)	$(24,622)

Accrued benefit liability	$(38,654)	$(24,622)
Net amount recognized	$(38,654)	$(24,622)

          The amount recognized in the balance sheet as of December 31, 2006 is as follows (in thousands):

Current liabilities	$(1,125)
Other non-current liabilities	(37,529)

$(38,654)

          At December 31, 2006, accumulated OCI included a net loss of $11.4 million.

OXY VINYLS, LP AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2006 and 2005
(12) RETIREMENT PLANS AND POSTRETIREMENT BENEFITS — (continued)
     Components of Net Periodic Benefit Cost -

	2006	2005
For the years ended December 31, (in thousands):

Net periodic benefit cost:

Service cost — benefits earned during the period	$851	$881
Interest cost on benefit obligation	2,004	1,792
Recognized actuarial loss	887	675

Net periodic benefit cost	$3,742	$3,348

     The estimated net loss for the postretirement plans that will be amortized from accumulated OCI into net periodic benefit cost over the next fiscal year is $1 million.
     Additional information -
          OxyVinyls’ postretirement benefit plan obligations are determined based on various assumptions and discount rates, as described below. The actuarial assumptions used could change in the near term as a result of changes in expected future trends and other factors, which, depending on the nature of the changes, could cause increases or decreases in the liabilities accrued.
          The following table sets forth the discount rates used to determine OxyVinyls’ benefit obligation and net periodic benefit cost for postretirement benefit plans:

	2006	2005
For the years ended December 31,:
Discount rates:
Benefit obligation	5.53%	5.33%
Net period benefit cost	5.33%	5.50%
          The postretirement benefit obligation was determined by application of the terms of medical and dental benefits and life insurance coverage, including the effect of established maximums on covered costs, together with relevant actuarial assumptions and healthcare cost trend rates projected at a Consumer Price Index (“CPI”) increase of 2.5 percent and 3.0 percent as of December 31, 2006 and 2005, respectively. Participants pay for all medical cost increases in excess of increases in the CPI. Consequently, increases in the assumed healthcare cost trend rates would have no impact on the postretirement benefit obligation at December 31, 2006 and 2005.
          Estimated future benefit payments, which reflect expected future service, as appropriate, are expected to be paid as follows for the years ended December 31, (in thousands):

2007	$1,200
2008	1,400
2009	1,600
2010	1,800
2011	2,000
2012-2016	12,500

OXY VINYLS, LP AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2006 and 2005
(12) RETIREMENT PLANS AND POSTRETIREMENT BENEFITS — (continued)
     Additional information — (continued)
          In addition, postemployment and Canadian postretirement healthcare obligations were $5.5 million and $4.8 million at December 31, 2006 and 2005, respectively.
(13) INCOME TAXES -
          Deferred foreign and state income taxes reflect the future tax consequences of temporary differences between the tax basis of assets and liabilities and their reported amounts. Deferred foreign and state income taxes were as follows as of December 31, (in millions):

	2006	2005
Tax effects of temporary differences:
Net operating losses	$15.3	$9.7
Property, plant and equipment	1.9	4.1
All other differences	.7	3.6

Total deferred tax assets	$17.9	$17.4

Property, plant and equipment differences	$(1.5)	$—
All other differences	—	—

Total deferred tax liabilities	$(1.5)	$—

Valuation allowance	$(17.9)	$(17.4)

Total deferred taxes	$(1.5)	$—

          At December 31, 2006 and 2005, OxyVinyls had Canadian federal and provincial net operating loss carryforwards of approximately $41.7 million and $24.9 million, respectively. The temporary differences resulting in deferred foreign and state income tax assets are primarily related to property, plant and equipment. A $6.1 million timing difference asset was recorded in 2005 relating to the shutdown of the Scotford plant and this timing difference reversed in 2006 upon the sale of the Scotford plant. (See Note 16.)
          The state of Texas enacted the Texas Margin Tax during 2006, which will affect OxyVinyls in 2007 due to its operations in Texas. During 2006, OxyVinyls recorded deferred tax expense of $1.5 million for the cumulative temporary difference in property, plant and equipment for OxyVinyls’ tax versus book liabilities that are apportioned to Texas at the 1 percent rate for the new tax.

OXY VINYLS, LP AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2006 and 2005
(13) INCOME TAXES — (continued)
          The provisions (credits) for domestic and foreign income and other taxes from continuing operations consisted of the following (in millions):

	U.S.	State &
	Federal	Local	Foreign	Total
2006
Current	$—	$2.5	$.1	$2.6
Deferred	—	1.5	—	1.5

	$—	$4.0	$.1	$4.1

2005
Current	$1.4	$1.3	$.2	$2.9
Deferred	—	—	—	—

	$1.4	$1.3	$.2	$2.9

2004
Current	$1.1	$.5	$.3	$1.9
Deferred	—	—	(3.1)	(3.1)

	$1.1	$.5	$(2.8)	$(1.2)

          OxyVinyls is subject to audit by taxing authorities in various tax jurisdictions. Management believes that any resulting adjustments to OxyVinyls’ tax liabilities would not have a material adverse impact on its financial position or results of operations.
          OxyVinyls paid taxes of $2.6 million, $3.0 million and $2.3 million during the years ended December 31, 2006, 2005 and 2004, respectively.
(14) RELATED-PARTY TRANSACTIONS -
          OxyVinyls sells PVC to PolyOne under the terms of a sales agreement that expires on December 31, 2013. PolyOne has the right to renew this agreement for two five-year periods. The agreement requires PolyOne and its majority affiliates to purchase their annual PVC requirements in North America in excess of 290 million pounds from OxyVinyls. For the first 880 million pounds of PVC supplied in any calendar year, PolyOne will pay a price based upon cost and other market considerations. PolyOne will purchase all volumes over 880 million pounds in any calendar year at a competitive market price.
          OxyVinyls sells VCM to OCC and PolyOne under the terms of separate sales agreements that expire on December 31, 2013. PolyOne has a right to renew their agreement for two five-year periods. The agreements require that OCC and PolyOne purchase all of their VCM requirements for production of PVC in North America from OxyVinyls at market price. Under the terms of the agreements, PolyOne and OCC receive an integration credit on the first 210 million and 215 million pounds purchased in any year, respectively, to compensate for surrendered purchasing power on major feedstocks. Additionally, under the terms of a new agreement entered into in 2005 that expires on December 31, 2007, OxyVinyls sells a limited quantity of VCM to OCC.

OXY VINYLS, LP AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2006 and 2005
(14) RELATED-PARTY TRANSACTIONS — (continued)
          OxyVinyls’ sales of VCM to OCC under the terms of these agreements were approximately $9.6 million, $1.7 million and $54.6 million for the years ended December 31, 2006, 2005 and 2004, respectively. OxyVinyls’ sales of PVC and VCM to PolyOne under the terms of these agreements were approximately $369 million, $368 million and $273 million for the years ended December 31, 2006, 2005 and 2004, respectively.
          OxyVinyls sells chlor-alkali and other specialty products to OCC under the terms of a sales agreement that expires on December 31, 2013. This agreement requires OCC to purchase at a market-related price all of these products produced by OxyVinyls that are not required for its internal uses. This agreement further requires OxyVinyls to pay OCC a fee for marketing excess chlor-alkali products to third parties. OxyVinyls sold $149.0 million, $179.1 million and $107.5 million of chlor-alkali and specialty products to OCC during the years ended December 31, 2006, 2005 and 2004, respectively. OxyVinyls paid a marketing fee of $11.3 million, $13.0 million and $13.4 million to OCC during the years ended December 31, 2006, 2005 and 2004, respectively.
          OxyVinyls purchases ethylene from Equistar Chemicals LP (“Equistar”), an affiliate of Lyondell Chemical Corporation, an available-for-sale cost method investment of OPC, under the terms of an agreement. OxyVinyls purchases ethylene for the Deer Park VCM facility and the LaPorte VCM facility at Equistar’s weighted average selling price, as defined in the agreement. The agreement expires on December 31, 2018, with decreasing volume requirements in years 2014 through 2018. OxyVinyls purchased $286.6 million, $286.5 million and $223.3 million of ethylene from Equistar under the terms of these agreements during the years ended December 31, 2006, 2005 and 2004, respectively. In addition, OxyMar purchased ethylene of $346.3, $338.2 million and $335.1 million from Equistar during the years ended December 31, 2006, 2005 and 2004, respectively.
          OxyVinyls purchases chlorine from Sunbelt Chlor Alkali Partnership, an equity investee of PolyOne (“Sunbelt”), under the terms of an agreement that expires on December 31, 2094. This agreement requires OxyVinyls to purchase at a market-related price, less a discount, all chlorine produced by Sunbelt at its chlorine manufacturing facility in McIntosh, Alabama, up to a maximum of 250 thousand tons per year. OxyVinyls purchased $72.2 million, $76.6 million and $61.1 million of chlorine from Sunbelt under the terms of this agreement during the years ended December 31, 2006, 2005 and 2004, respectively.
          Pursuant to raw material purchase agreements, OxyMar purchases substantially all of its principal raw materials at approximate market prices from OCC. Total chlorine purchased from OCC in 2006, 2005 and 2004, was $216.7 million, $230.7 million and $175.0 million, respectively.
          OCC is engaged, under the terms of an operating agreement, to operate and maintain OxyMar’s manufacturing facility, the cost of which is reimbursed to OCC by OxyMar. OxyMar also reimburses OCC for steam, electricity, natural gas and other raw materials, along with other operating costs, which totaled $78.4 million, $83.0 million and $69.3 million for the years ended December 31, 2006, 2005 and 2004, respectively.

OXY VINYLS, LP AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2006 and 2005
(14) RELATED-PARTY TRANSACTIONS — (continued)
          OxyVinyls incurs costs charged by OCC and PolyOne under the terms of various service and shared facilities agreements. These agreements are in effect generally so long as services continue to be provided between parties and/or facilities continue to be shared. Under the provisions of these agreements, OxyVinyls receives from and makes payments to PolyOne and OCC for shared facilities at Louisville, Kentucky, Pedricktown, New Jersey and Pasadena, Texas. In some cases, the agreements contain renewal options at negotiated prices. The net amounts of these costs were approximately $.5 million, $.6 million and $.6 million for the years ended December 31, 2006, 2005 and 2004, respectively. Additionally, OxyVinyls incurred the following costs payable to OCC and PolyOne (in millions):

	OCC	PolyOne
Administrative and other support services:
For the year ended December 31, 2006	$19.3	$1.5
For the year ended December 31, 2005	20.7	1.7
For the year ended December 31, 2004	21.5	1.8

OxyMar support and services fee:
For the year ended December 31, 2006	$5.0	$—
For the year ended December 31, 2005	5.0	—
For the year ended December 31, 2004	5.0	—

Net railcar rent expense (income):
For the year ended December 31, 2006	$3.1	$—
For the year ended December 31, 2005	3.1	—
For the year ended December 31, 2004	3.1	—
          OxyVinyls had a net payable to OCC of $25.3 million and $47.8 million as of December 31, 2006 and 2005, respectively.
          OxyVinyls had a net receivable from PolyOne of $17.3 million and $28.0 million as of December 31, 2006 and 2005, respectively. (See Note 1.)
(15) WRITE-OFF OF DEER PARK, TEXAS FACILITY -
          In December 2001, OxyVinyls announced the temporary idling of its Deer Park, Texas chlor-alkali plant due to low industry capacity utilization and low product market selling prices. The plant had been maintained in a stand-by mode pending strengthening in overall economic conditions. During the third quarter of 2005, OxyVinyls reviewed all of its chemical assets and decided to close its least competitive plants and upgrade certain remaining operations. As a result of this review, OxyVinyls recorded an $84.9 million write-off of the remaining asset value of the chlor-alkali facility and a $7.6 million impairment write-down for an associated dry caustic process. In addition, $3.1 million in dedicated stores and other assets associated with the idled facility were written off. (See Note 6.)

OXY VINYLS, LP AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2006 and 2005
(16) PERMANENT SHUTDOWN AND SALE OF SCOTFORD, ALBERTA PLANT -
          On December 2, 2005, OxyVinyls formally announced that the OxyVinyls PVC plant in Scotford, Alberta would close at the end of January 2006. The decision to shut down the facility was made due to the announced closure of the main raw materials supplier of the Scotford facility. OxyVinyls incurred expenses totaling $6.1 million related to the shutdown. These expenses included $4.1 million under OxyVinyls’ severance pay plan, $1.4 million in postretirement healthcare expenses and $.6 million for contract termination costs. (See Note 6.)
          In June 2006, OxyVinyls sold its Scotford facility for approximately $8.7 million. OxyVinyls recorded a gain of $16.9 million on the sale, which included an adjustment to the asset retirement obligation reserve associated with the facility of $7.8 million and other reserve adjustments of $.4 million associated with the shutdown and sale of the facility.
(17) VALUATION AND QUALIFYING ACCOUNTS -
          Severance (income)/expense of $(.1) million, $.3 million and $.6 million was recorded for the years ended December 31, 2006, 2005 and 2004, respectively, for cost reduction and restructuring programs, and are reflected as selling, general and administrative and other operating expenses. Additional severance expense of $4.1 million was recorded during 2005 for the Scotford plant shutdown, and is reflected as restructuring and asset writedowns in the income statement. In 2006, a reversal of $.2 million reduced the Scotford accrual.
          The following table presents the activity of certain valuation and qualifying accounts for the years ended December 31, 2006, 2005 and 2004 (in millions):

	Balance at						Balance at
	Beginning	Charged to					End of
	of Period	Expense	Deductions		Adjustment		Period
For the year ended December 31, 2006:
Allowance for doubtful accounts	$1.9	$—	$(.6)		$—		$1.3
Severance and other obligations	$4.2	$(.3)	$(3.3)		$—		$.6
Deferred tax valuation allowance	$17.4	$.5	$—		$—		$17.9

For the year ended December 31, 2005:
Allowance for doubtful accounts	$—	$—	$(.2)		$2.1	(b)	$1.9
Severance and other obligations	$.3	$4.4	$(.5	)(a)	$—		$4.2
Deferred tax valuation allowance	$3.0	$14.4	$—		$—		$17.4

For the year ended December 31, 2004:
Allowance for doubtful accounts	$—	$1.0	$—		$(1.0	)(b)	$—
Severance and other obligations	$3.8	$.6	$(4.1	)(a)	$—		$.3
Deferred tax valuation allowance	$—	$3.0	$—		$—		$3.0

(a)	Payments under the Partnership’s plan for termination and relocation of certain employees

(b)	Allowance balance transferred to/from ORC, net